Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 7, 2020, with respect to the consolidated financial statements of Affirm Holdings, Inc. included in Amendment No.3 to the Registration Statement (Form S-1) and related Preliminary Prospectus of Affirm Holdings, Inc. for the registration of its common stock.

/s/Ernst & Young LLP

San Francisco, CA

December 21, 2020